Exhibit 10.2

SECOND AMENDMENT AGREEMENT
to the Master Sale and Purchase Agreement relating to
the assets and companies comprising the
KaVo Dental Business

KIRKLAND & ELLIS INTERNATIONAL LLP

Second Amendment Agreement
entered into on 30 April 2022 between
(1)Envista Holdings Corporation, a corporation organized under the laws of Delaware, USA, registered with the Delaware Register (Secretary of State) under 7034624 with business address 200 S. Kraemer Blvd. Bldg. E, Brea, California 92821, United States of America
– the "Seller Parent" –
(2)planmeca Verwaltungs GmbH, a limited liability company organized under the laws of Germany, registered with the commercial register of the local court of Hamburg under HRB 160729 with business address Hermannstraße 13, 20095 Hamburg, Germany
– the "Purchaser" –
and
(3)Planmeca Oy, a stock corporation incorporated under the laws of Finland, registered with the Finnish trade register (kaupparekisteri) under business ID 0112773-2 with business address Asentajankatu 6, 00880 Helsinki, Finland
– the "Guarantor" –

– the Seller Parent, the Purchaser and the Guarantor are hereinafter collectively referred to as the "Parties" and individually as a "Party" –

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RECITALS

(A)WHEREAS, the Parties entered into a certain master sale and purchase agreement relating to the assets and companies comprising the KaVo Dental Business dated 6th and 7th September 2021 (roll of deeds no. H 3751/21 of the notary public Sebastian Herrler, Munich, Germany) (the "SAPA") as amended by a first amendment agreement dated 30 December 2021 (roll of deeds no. H 5806/21 of the notary public Sebastian Herrler, Munich, Germany) (the "SAPA Amendment Agreement"). All capitalized terms used but not defined herein shall have the meaning ascribed to them in the SAPA or the SAPA Amendment Agreement, as the case may be.
(B)WHEREAS, Closing of the transactions contemplated under the SAPA has occurred on 31 December 2021, except for certain deferred closings in the Relevant Jurisdictions (Russia, China, Brazil) as agreed in the SAPA Amendment Agreement.
(C)WHEREAS, the Asset Purchaser in Russia, Ace Dental RUS LLC ("Russian Asset Purchaser") and the Asset Seller in Russia, KaVo Dental Russland LLC ("Russian Asset Seller") are now in a position to execute the Deferred Asset Transfer Agreement for Russia.
(D)WHEREAS, while the Parties had laid out their initial intentions for the payment mechanics of the Deferred Local Closing in Section 2.2 of the SAPA Amendment Agreement, the Parties now intend to specify with respect to the Deferred Local Closing in Russia ("Russian Local Closing") (i) the allocation of the relevant portion of the Preliminary Purchase Price to be allocated to the Entire Sold Assets in Russia and Germany and (ii) the payment procedures with regard to the Purchase Price Russia (as defined below). In addition, the Parties wish to express their common understanding relating to the settlement of certain intercompany balances existing between the Assets Sellers of the Relevant Jurisdictions on the one hand and the Sold Companies on the other hand.
NOW, THEREFORE, the Parties agree as follows:
1Assets in Russia
1.1In derogation to Sections 8.1 and 8.2.1 of the SAPA, the Parties agree that the Sold Assets in relation to Russia comprise a cash amount of RUB 90,923,735, reflecting the cash received after 1 January 2022 by the Russian Asset Seller as advance payments for products exclusively relating to the KaVo Dental Business in Russia ("Russian Cash"), it being understood that the Russian Cash shall not be taken into account in the Closing Date Statements and the adjustments to be made to the Preliminary Purchase Price.
1.2The Seller Parent undertakes to procure that the assets listed in Exhibit 1 ("Russian Assets") will be transferred from the Russian Asset Seller to the Russian Asset Purchaser pursuant to that certain Russian Transfer Agreement in accordance with the relevant provisions of the SAPA, unless such transfer already occurred. For the avoidance of doubt, the Parties mutually agree that no liabilities - other than those listed in Exhibit 1 - will be transferred in Russia. In case the Russian Assets are not transferred by the Russian Asset
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Seller to the Russian Asset Purchaser, the Seller Parent shall, upon written request by the Purchaser, cause the Russian Asset Seller to take all action and measures required to transfer such assets and, if such transfer cannot be effected within four weeks after the request, the Seller Parent shall pay in cash the value (based on the amounts shown in Exhibit 1) of such assets which have not transferred to the Purchaser.
1.3The Parties acknowledge that the compensation to be paid for the transfer of the Russian Assets is provided in the Russian Transfer Agreement and that no additional payments are to be made (by either Party including the Russian Asset Purchaser and the Russian Asset Seller) under any local agreement implementing the transfer of the Russian Assets. Therefore, the The Parties agree to cause, within ten (10) Russian business days after the Local Closing Date, the Russian Asset Seller and the Russian Asset Purchaser to amend the local assignment and assumption agreements entered into between the Russian Asset Seller and the Russian Asset Purchaser on 31 March 2022 ("Assignment Agreements") to reflect such understanding. In addition, the Assignment Agreements shall be adjusted in order to correspond to the Russian Transfer Agreement.
2Purchase Price Russia, Impact of Deferred Closing, Payment Modalities with respect to the Deferred Local Closing in Russia
2.1The Parties mutually agree that (i) a partial amount of USD 1,700,000 ("Purchase Price Russia") of the Preliminary Purchase Price shall be allocated to the Sold Assets in Russia as outlined in Exhibit 2.1 of this Agreement; (ii) the portion of the Preliminary Purchase Price allocated to the Sold Assets in Germany shall be amended as set out in Exhibit 2.1, and (iii) Exhibit 2.1 shall replace Exhibit 2.2 of the SAPA Amendment Agreement in its entirety.
2.2The Parties further mutually agree that the Deferred Local Closing in Russia shall be implemented as follows:
2.2.1The Russian Asset Purchaser and the Russian Asset Seller shall enter into a local Asset Transfer Agreement ("Russian Transfer Agreement") substantially in the form as attached hereto as Exhibit 2.2.1, pursuant to which (i) the Russian Assets shall be transferred to the Russian Asset Purchaser and (ii) the Russian Asset Purchaser shall pay to the Russian Asset Seller RUB 127,789,340 (as equivalent of USD 1,700,000 based on an exchange rate published by Bloomberg as of 31 December 2021) within fifteen (15) Business Days after the Local Closing Date.
2.2.2Within fifteen (15) Business Days after receipt of the Purchase Price Russia by the Russian Asset Seller, the Seller Parent shall pay USD 1,700,000 to the Purchaser.
2.3    For the avoidance of doubt,
2.3.1except for the implementation of the Deferred Local Closing in Russia and as specifically varied and modified by this Agreement and the SAPA Amendment Agreement, all remaining provisions, terms and conditions of the SAPA shall not be amended by this Agreement and the SAPA Amendment Agreement and remain
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in full force and effect, in particular, the amount of the Preliminary Purchase Price shall not be adjusted by this Agreement;
2.3.2the Closing Date Statements shall be set-up with a value for the Entire Sold Assets (i.e. including the assets in the Relevant Jurisdictions) as of 31 December 2021 and, therefore (for purposes of setting-up the Closing Date Statements and the adjustments to be made to the Preliminary Purchase Price in accordance with the SAPA (esp. according to Sections 14 and 15 of the SAPA)), the Entire Sold Assets in the Relevant Jurisdictions shall be taken into account in the Closing Date Statements as of 31 December 2021, irrespective of whether or when the transfer actually takes place, it being understood, for the avoidance of doubt, that the Russian Cash shall not be taken into account in the Closing Date Statements and the adjustments to be made to the Preliminary Purchase Price;
2.3.3no measure taken or agreed upon in relation to the Deferred Local Closings in the Relevant Jurisdictions has any impact on the Purchase Price payable and any adjustment payments between Seller Parent and Purchaser pursuant to Sections 14 and 15 of the SAPA, provided that the Russian Cash shall neither be comprised by the Definition of Cash according to Sections 12.2.1 and 12.1.2 of the SAPA nor increase in any other interpretation the Purchase Price or the adjustment to be calculated in accordance with Sections 14 and 15.
2.4All payments under or in connection with this Agreement shall be made by irrevocable wire transfer of immediately available funds, free of bank and other charges. Any such payment shall be deemed made only upon the irrevocable and unconditional crediting of the amount payable (without deduction of any costs or charges) to the relevant bank account.
3Local Closing Date for Russia
3.1The Parties mutually agree that the Local Closing Date regarding the Russian Sold Assets shall be the date of executing the Russian Transfer Agreement ("Russian Local Closing Date").
3.2The Seller Parent ensures that the Russian Asset Seller executes the Russian Transfer Agreement on the date hereof and the Purchaser ensures that the Russian Asset Purchaser executes the Russian Transfer Agreement on the date hereof.
4Intragroup Balances relating to Relevant Jurisdictions
The Parties confirm their common understanding that any intercompany balances (receivables or payables) existing between the Chinese Asset Seller and/or the Brazilian Asset Seller on the one hand and any of the Sold Companies on the other hand shall be settled in cash before the respective local closing in these two Relevant Jurisdictions occurs, provided that any liability of an Asset Seller so settled (including any liability relating to the Russian Asset Seller which has already been settled in cash after the Closing Date) shall not be taken into account in the Closing Date Statements as a liability (it being understood that this proviso shall apply mutatis mutandis in case any liability of a Sold Company to any
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such Asset Seller is settled). If the settlement occurs after the Final Closing Date Statements have been prepared and the relevant intercompany balances have been taken into account as liabilities, then the Parties will agree on a different way to neutralize the effects of such settlements.
5Miscellaneous
5.1To the extent legally permissible, the Purchaser shall bear all transfer Taxes, stamp duties, fees, registration duties and other charges in connection with any regulatory requirements and other charges and costs payable in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby. Seller Parent and Purchaser shall each bear their own costs and expenses in connection with the preparation, conclusion and performance of this Agreement including any professional fees, charges and expenses of their respective advisors.
5.2Sections 8.4 through 8.7 of the SAPA Amendment Agreement shall apply to this Agreement mutatis mutandis.
[Signature pages follow.]

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Envista Holdings Corporation, represented by
Signature:	/s/ Tamara Zehentbauer
Name:	Dr. Tamara Zehentbauer
Position:	Acting by virtue of power of attorney from Envista Holdings Corporation dated 28 July 2021 planmeca Verwaltungs GmbH, represented by
Signature:	/s/ Markus Maier
Name:	Mr. Markus Maier
Position:	Acting by virtue of power of attorney from planmeca Verwaltungs GmbH dated 21 December 2021
Planmeca Oy, represented by
Signature:	/s/ Markus Maier
Name:	Mr. Markus Maier
Position:	Acting by virtue of power of attorney from Planmeca Oy dated 21 December 2021
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